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                                                                     Exhibit 8.1



                                January 22, 2000



USANi Sub, LLC
Carnegie Hall Tower
152 West 57th Street
42nd Floor
New York, NY 10019

Ladies and Gentlemen:

         You have requested our opinion as to whether (i) the proposed contribution of cash and of all the outstanding limited liability interests in INTERNET SHOPPING NETWORK, LLC, a Delaware limited liability company ("Iota") and a subsidiary of USANi SUB, LLC, a Delaware limited liability company ("Iota Parent"), to NEWCO, a Delaware corporation wholly owned by Iota Parent and formed in contemplation of the Contribution and Merger ("Newco"), in exchange for stock in Newco (the "Contribution") and (ii) the proposed merger of MERGER SUB, a California corporation ("Merger Sub") and a wholly-owned subsidiary of Newco formed in contemplation of the Contribution and the Merger, with and into STYLECLICK.COM, INC., a California corporation ("Styleclick"), with Styleclick being the surviving corporation (the "Merger") should be treated for United States federal income tax


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USANi Sub, LLC                                                                 2

purposes as exchanges governed by the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). You have also requested our opinion as to whether the Merger should be treated as a reorganization under the provisions of Section 368(a) of the Code.

         In reaching the opinions expressed below, we have reviewed and relied on (i) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 24, 2000, by and between Iota Parent and Styleclick, (ii) the representation letters dated today addressed to us in connection with the opinion set forth below from Iota Parent and Styleclick and (iii) such other information and materials as we have deemed appropriate.

         We have assumed, without any independent investigation, that the Merger Agreement has been duly authorized, executed and delivered by the parties to it and constitutes the valid and legally binding obligation of the parties, that the Merger Agreement has not been and will not be further amended or modified, that the representations and warranties in the Merger Agreement are and will continue to be accurate, that parties to the Merger Agreement will act in accordance with it, and that there are and will be no other agreements or understandings among the parties in connection with the subject matter of the Merger Agreement, other than the agreements or understandings referenced in the Merger Agreement.

         We have examined those corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In this examination, we have assumed the genuineness of all signatures, the authenticity of all


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USANi Sub, LLC                                                                 3

documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the legal capacity of all individuals who have executed any of the documents reviewed by us. In rendering our opinion set forth below, we have relied as to factual matters upon information obtained from Iota Parent and Styleclick, their officers and representatives and public officials.

         Based upon and subject to the foregoing, it is our opinion that the Contribution and Merger should be treated for United States federal income tax purposes as exchanges governed by the provisions of Section 351 of the Code, to the extent that the Contribution consists of property within the meaning of
Section 351(a) of the Code.

         Based upon and subject to the foregoing, it is our opinion that the Merger should qualify for United States federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code.

         We express no opinion concerning any United States, state, local or foreign tax matter relating to the Contribution and the Merger and the other transactions described in the Merger Agreement, except as expressly set forth above.

         The above opinion is based on the current provisions of the Code and the regulations under it, and on current interpretations of the Code and the regulations. The Code, the regulations and the interpretations described above are subject to change at any time, possibly with retroactive effect. Any change could affect the continuing validity of the opinion set forth above. We assume no responsibility to advise you of any subsequent changes in


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USANi Sub, LLC                                                                 4


existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth and no opinions are to be implied or may be inferred beyond the matters expressly so stated. No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") as to the federal income tax consequences of any aspect of the Merger or the Contribution, and there can be no assurance that the IRS or any court of competent jurisdiction will not disagree with the opinions expressed herein.

         This letter is furnished by us solely for your benefit and the benefit of holders of outstanding Iota Parent limited liability company interests and may not be relied on in any manner or for any purpose by any other person or entity without our prior written consent.

                                              Very truly yours,


                                  /s/ Paul, Weiss, Rifkind, Wharton & Garrison

                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON